EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Biacore International AB (publ) (the "Company") of our report dated March 26, 2003 relating to the Company's financial statements, which appears in the Company's Annual Report on Form 20-F for the year ended December 31, 2002.

Stockholm, Sweden
June 16, 2003

PricewaterhouseCoopers AB

/s/ Sten Hakansson
Sten Hakansson
Authorized Public Accountant